Exhibit 99.2

Palisade Bio Appoints Emil Chuang, MB BS FRACP to its Board of Directors

Veteran clinical leader with successful track record and experience to help guide the Company’s clinical strategy in Fibrostenotic Crohn’s Disease and Ulcerative Colitis

Carlsbad, CA, July 9, 2025 — Palisade Bio, Inc. (Nasdaq: PALI) (“Palisade”, “Palisade Bio”, or the “Company”), a clinical-stage biopharmaceutical company advancing novel therapeutics for patients living with autoimmune, inflammatory, and fibrotic diseases, today announced it has appointed Emil Chuang, MB BS FRACP to its Board of Directors.

Dr. Chuang is a pediatric gastroenterologist with nearly 25 years of pharmaceutical and clinical experience spanning large pharma, biotech, therapeutics, medical nutrition, and diagnostics. His expertise spans from preclinical translational medicine through Phase 1-4 clinical development. Notably, his leadership has contributed to multiple drug development programs, including two successful regulatory approvals (NDA/sBLA): infliximab for pediatric Crohn’s disease and lorcaserin for morbid obesity.

Following a successful academic career as an Assistant Professor at both Duke University and the University of Pennsylvania, Dr. Chuang transitioned into the pharmaceutical industry, where he has earned a reputation for simplifying complex challenges into actionable development strategies. His work includes significant contributions to programs targeting inflammatory bowel diseases (IBD), including infliximab and vedolizumab.

“We are very pleased to welcome Emil to our Board of Directors. His extensive clinical development experience and deep understanding of IBD will provide valuable insight as we continue to execute our clinical programs. We look forward to leveraging his knowledge to advance our pipeline,” commented JD Finley, Chief Executive Officer of Palisade Bio.

“I am excited to work with the Palisade team to help unlock the full value of its pipeline and bring meaningful solutions to patients where there remain unmet medical needs,” added Dr. Chuang. “The progress made to date, as well as the data demonstrated by PALI-2108 for addressing Fibrostenotic Crohn’s Disease and Ulcerative Colitis is very compelling, and I look forward to helping advance these important programs.”

Dr. Chuang currently serves as the Chief Medical Officer at Intrinsic Medicine, a privately held biotechnology company. He also leads Chuang Global Consulting, his independent advisory firm. His prior leadership roles include Head of GI Clinical Development for Nestlé Health Science, Head of GI Translational Research and Early Clinical at Takeda, and Head of GI Precision Medicine at Progenity. Over the course of his career, Dr. Chuang has authored more than 80 peer-reviewed publications, abstracts, and book chapters.

He received his medical degree (MB BS) from the University of Sydney, Australia and completed his pediatrics specialty training (FRACP) in Australia before moving to the United States, where he completed subspecialty training in both pediatric gastroenterology and nutrition.

About Palisade Bio

Palisade Bio is a clinical-stage biopharmaceutical company focused on developing and advancing novel therapeutics for patients living with autoimmune, inflammatory, and fibrotic diseases. The Company believes that by using a targeted approach with its novel therapeutics it will transform the treatment landscape. For more information, please go to www.palisadebio.com.

Forward Looking Statements

Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the safety and tolerability, PK and drug release characteristics of PALI-2108 based on the Company’s preclinical studies and preliminary data from the Company’s Phase 1b/2a clinical study and indications and anticipated benefits of PALI-2108. These forward-looking statements are based on the Company’s current expectations. Forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others, the timing of enrollment, commencement and completion of the Company’s clinical trials; the timing and success of preclinical studies and clinical trials conducted by the Company; the risk that prior results, such as signals of safety, activity, or durability of effect, observed from preclinical or clinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving the Company’s product candidates in clinical trials focused on the same or different indications; the Company’s need to raise significant additional funds to continue its plans and operations; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 24, 2025, and the Quarterly Reports on Form 10-Q or other SEC filings that are filed thereafter. Investors are cautioned not to put undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

PALI@jtcir.com